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Exhibit 5.16

[Letterhead of JAFFE, RAITT, HEUER & WEISS, P. C.]

May 12, 2005

Alderwoods Group, Inc. 311 Elm Street, Suite 1000 Cincinnati, Ohio 45202	Jones Day 77 W. Wacker Drive Chicago, Illinois 60601
  Re:
  $200,000,000 of 7 3/4% Senior Notes due 2012

Ladies and Gentlemen:

        We have acted as special Michigan (the "State") counsel to Alderwoods (Michigan), Inc, a Michigan corporation, AMG, Inc., a Michigan corporation and WMP, Inc., a Michigan corporation (collectively the "Covered Guarantors), in connection with the exchange offer to exchange all of the outstanding 7 3/4% Senior Notes due 2012 (the "Notes") of Alderwoods Group, Inc., a Delaware corporation, and a direct or indirect parent of the Covered Guarantors (the "Company") for an equal principal amount of notes that are registered under the Securites Act of 1933 (the "Exchange Notes"). The Notes were offered and sold by the Company pursuant to the Purchase Agreement dated as of August 5, 2004 (the "Purchase Agreement"), among the Company, the subsidiary guarantors, including the Covered Guarantors, listed on Schedule A thereto (the "Guarantors"), and Banc of America Securities LLC and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers"). The Notes were issued and the Exchange Notes are being issued pursuant to the Indenture dated August 19, 2004 (the "Indenture") between the Company, the Guarantor and Wells Fargo Bank, N.A., as trustee (the "Trustee"). Except as otherwise defined herein, capitalized terms used in this opinion but not otherwise defined herein are used as defined in the Purchase Agreement..

        In that connection, we have examined a counterpart of each of the following documents:

          1.     The Offering Memorandum;

          2.     The Purchase Agreement;

          3.     The Registration Rights Agreement;

          4.     The documents evidencing the Guarantee of the Exchange Notes (the "Exchange Guarantee") to be entered into by each of the Covered Guarantors; and

          5.     The articles of incorporation of each of the Covered Guarantors certified as a true and correct copy by the Michigan Department of Consumer and Industry Services (the "Michigan Department") on April 19, 2005, and Certificates of Good Standing for each of the Covered Guarantors issued by the Michigan Department on April 19, 2005, and the date hereof and the copies of the articles of incorporation, bylaws and authorizing resolutions for each of the Covered Guarantors certified as true and correct by an officer of each of the Covered Guarantors on the date hereof (collectively the "Certified Organizational Documents.

The documents described in the foregoing clauses (1) through (4) are collectively referred to herein as the "Transaction Documents".

        Our review has been limited to examining the Transaction Documents, the Certified Organizational Documents and applicable Michigan law. To the extent that any opinion in this letter relates to or is dependent upon factual information, we have relied exclusively on the assumptions stated herein and the truth and accuracy of the factual representations, warranties and other matters set forth in the Transaction Documents and the Certified Organizational Documents. We have not independently established the facts so relied on.

        In rendering this opinion we have assumed, without having made any independent investigation of the facts, the following:

          (i)    the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies;

          (ii)   to the extent that the obligations of the Covered Guarantors may be dependent upon such matters, other than with respect to the Covered Guarantors, that each party to the agreements and contracts referred to herein is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation; that each such other party has the requisite corporate or other organizational power and authority to perform its obligations under such agreements and contracts, as applicable; and that such agreements and contracts have been duly authorized, executed and delivered by, and each of them constitutes the legally valid and binding obligations of, such other parties, as applicable, enforceable against such other parties in accordance with their respective terms; and

          (iii)  that all material factual matters, including without limitation, representations and warranties, contained in the Transaction Documents and the Certified Organizational Documents, are true and correct as set forth therein.

        Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

            (i)    Each Covered Guarantor is a corporation validly existing and in good standing under the laws of the State.

            (ii)   As of the date of the Indenture, each Covered Guarantor had the power and authority to enter into, as of the date hereof, each covered Guarantor has the power and authority under the Certified Organizational Documents and under laws of the State to perform its obligations under the Indenture.

            (iii)  The execution, delivery and performance of the Indenture by each Covered Guarantor (i) has been duly authorized by all necessary corporate action on the part of each Covered Guarantor; and (ii) does not contravene any of the provisions of the charter or by-laws of each Covered Guarantor.

            (iv)  When the Registration Statement has become effective under the Securities Act and the Exchange Guarantees of the Covered Guarantors are delivered in accordance with the terms of the exchange offer, the Exchange Guarantee of each Covered Guarantor will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of such Covered Guarantor.

        Our opinions expressed above are limited to the law of the State, and we do not express any opinion herein concerning any other law.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the issuance of the Company's 7 3/4% Senior Notes due 2012, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

        This opinion letter is rendered to you in connection with the transactions contemplated by the Transaction Documents. This opinion letter may not be relied upon by you for any other purpose, or relied upon by any other Person, without our prior written consent.

        This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter. Accordingly, any of you who may rely on this opinion letter at any future time should seek advice of your counsel as to the proper application of this opinion letter at such time.

Very truly yours,
JAFFE, RAITT, HEUER & WEISS,
Professional Corporation

By:	/s/ MARK P. KRYSINSKI

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  Exhibit 5.16